Exhibit 99.2

NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE MKT: REE TSX: RES November 8, 2012 Ref: 22 -2012

Rare Element Announces Annual General Meeting and Director Nominees

Adopts Advance Notice Policy for Future Shareholder Meetings

Lakewood, Colorado - Rare Element Resources Ltd. (NYSE MKT: REE and TSX: RES) Rare Element Resources Ltd. (the "Company") is pleased to announce that the Company will hold its Annual General Meeting (“AGM”) of the shareholders on December 11, 2012 at 2 p.m. Mountain Standard Time at the Sheraton Denver West, Lakewood, Colorado.  The purpose of the AGM will be to elect the Company’s board of directors (the “Board of Directors”) and ratify the re-appointment of its auditors.  All shareholders of record as of October 25, 2012 are entitled to vote at the meeting in person or by proxy.

The Board of Directors has duly nominated eight candidates for election.  Those candidates are Donald E. Ranta, current Chairman of the Board, Randall J. Scott, current director and Chief Executive Officer and President of the Company, and incumbent directors M. Norman Anderson, Norman W. Burmeister, Gregory E. McKelvey, Paul Schlauch, and Paul H. Zink. Additionally, Mark T. Brown, a former board member, is nominated for re-election to the Board of Directors.

The Company further announces the approval by its Board of Directors of an advance notice policy (the "Policy") on November 7, 2012. The purpose of the Policy is to (i) facilitate an orderly and efficient annual general or, where the need arises, special meeting, process, (ii) ensure that all shareholders receive adequate notice of the director nominations and sufficient information regarding all director nominees, and (iii) allow shareholders to register an informed vote after having been afforded reasonable time for appropriate deliberation.

The Policy, among other things, includes a provision that requires advance notice to the Company in certain circumstances where nominations of persons for election to the Board of Directors are made by shareholders of the Company.  The Policy fixes a deadline by which director nominations must be submitted to the Company prior to any annual or special meeting of shareholders and sets forth the information that must be included in the notice to the Company for the notice to be in proper written form.

In the case of an annual meeting of shareholders, notice to the Company must be made not less than 30 days nor more than 65 days prior to the date of the annual meeting; provided, however, that in the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be made not later than the close of business on the 10th day following such public announcement.

In the case of a special meeting of shareholders, which is not also an annual meeting, called for the purpose of electing directors (whether or not called for other purposes), notice to the Company must be made not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made.

The Policy is effective as of the date it was approved. Pursuant to the Policy, the deadline for notice of director nominations for the AGM is November 12, 2012.

The full text of the Policy is available at www.sedar.com or upon request by contacting David Suleski, 720-278-2460 dsuleski@rareelementresources.com.

Rare Element Resources Ltd. (NYSE MKT: REE and TSX: RES) is a publicly traded mineral resource company focused on exploration and development of rare-earth elements (REEs). In addition to the REE exploration and evaluation efforts, the Company controls the Sundance gold project, which is located on the same property in Wyoming.